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Exhibit 11

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE


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Net income per share was calculated as follows:                                        Fiscal Year
                                                                                       -----------
                                                                           1995             1994         1993
                                                                      -------------------------------------------
Primary:
    Income (loss) from continuing operations before
         discontinued operations                                       ($130,859)      $  86,807        $ 979,457
    Income (loss) from discontinued operations                           241,256      (2,896,694)      (2,094,795)
    Net income (loss)                                                    110,397      (2,809,887)      (1,115,338)
    Weighted average common shares outstanding                         1,804,827       1,334,034        1,207,849
    Incremental shares under stock options computed
         under the treasury stock method using the
         average market price of the issuer's common
         stock during the periods                                          2,713         134,713          165,311
    Weighted average common and common
         equivalent shares outstanding                                 1,807,540       1,468,747        1,373,160
    Income (loss) per share from continuing
         operations                                                         (.07)            .06              .71
    Income (loss) per share from discontinued
         operations                                                          .13           (1.97)           (1.52)
    Net income (loss) per share                                              .06           (1.91)            (.81)

Fully diluted:
    Income (loss) from continuing operations
         before discontinued operations                                 (130,859)         86,807          979,457
    Income (loss) from discontinued operations                           241,256      (2,896,694)      (2,094,795)
    Net income (loss)                                                    110,397      (2,809,887)      (1,115,338)
    Weighted average common shares outstanding                         1,804,827       1,334,034        1,207,849
    Incremental shares under stock options computed
         under the treasury stock method using the
         market price of the issuer's common stock
         at the end of the periods if higher than the
         average market price                                             13,565         134,713          196,900
    Weighted average common and common
         equivalent shares outstanding                                 1,818,392       1,468,747        1,404,749
    Income (loss) from continuing operations                                (.07)            .06              .70
    Income (loss) per share from discontinued
         operations                                                          .13           (1.97)           (1.49)
    Net income (loss) per share                                              .06           (1.91)            (.79)
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